Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective December 20, 2011 (the “Effective Date”), between SANDRIDGE ENERGY, INC., a Delaware corporation (the “Company”), and TOM L. WARD, an individual (the “Executive”).

WITNESSETH:

WHEREAS, the Company and the Executive desire to set forth the terms of their agreements relating to the employment of the Executive by the Company; and

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Company and the Executive agree as follows:

1. Employment. The Company hereby employs the Executive and the Executive hereby accepts such employment subject to the terms and conditions contained in this Agreement. The Executive is engaged as an employee of the Company, and the Executive and the Company do not intend to create a joint venture, partnership or other relationship that might impose a fiduciary obligation on the Executive or the Company in the performance of this Agreement, other than as an officer and director of the Company.

2. Executive’s Duties. The Executive is employed on a full-time basis. Throughout the term of this Agreement, the Executive will use his best efforts and due diligence to assist the Company in the objective of achieving the most profitable operation of the Company and the Company’s affiliated entities consistent with developing and maintaining a quality business operation and complying with applicable law. Except as provided in paragraph 3, the Executive shall devote his entire business skill, time and effort diligently to the affairs of the Company in accordance with the duties assigned to the Executive, and the Executive shall perform all such duties, and otherwise conduct himself, in a manner reasonably calculated in good faith by him to promote the best interests of the Company.

2.1 Specific Duties. During the term of this Agreement, the Executive: (a) will serve as Chief Executive Officer of the Company; (b) will be nominated for election or appointed to serve as a director of the Company and will be nominated as Chairman of the Company’s Board of Directors (the “Board”); (c) will be appointed as an officer or manager of such of the Company’s subsidiaries as the Executive deems necessary to execute his duties fully; and (d) will be nominated for election or appointed to serve as a director of such of the Company’s subsidiaries as the Executive deems necessary to execute his duties fully. The Executive will perform all of the services required to fully and faithfully execute the position to which the Executive is appointed and such other services as may be assigned by the Board in its sole discretion. In addition, the precise duties to be performed by the Executive may be changed or curtailed in the sole discretion of the Board.

2.2 Rules and Regulations. From time to time, the Company may issue policies and procedures applicable to employees and the Executive. The Executive agrees to comply with such policies and procedures, which may be supplemented, modified, changed or adopted without notice in the sole discretion of the Company at any time. In the event of a conflict between such policies and procedures and this Agreement, this Agreement will control unless compliance with this Agreement will violate any law or regulation applicable to the Company or its affiliated entities.

2.3 Stock Investment. During the term of this Agreement, the Executive agrees to hold shares of the Company’s common stock having an aggregate Investment Value (as defined below) greater than 500% of the compensation paid to the Executive under paragraphs 4.1 and 4.2 of this Agreement during such calendar year. Any shares of common stock acquired by the Executive prior to the date of this Agreement and still owned by the Executive during the term of this Agreement may be used to satisfy the requirement to own common stock. For purposes of this paragraph, the “Investment Value” of each share of stock will be as follows: (a) for shares purchased after the date of this Agreement, the price paid by the Executive for such shares; (b) for shares acquired after the date of this Agreement through the exercise of stock options, the grant of restricted stock, the conversion of preferred stock or other than through open market purchases, the fair market value of the common stock on the date the option was exercised, the restrictions lapsed, the stock was issued, or the stock was acquired through the conversion of preferred stock, or the date such stock was otherwise acquired; and (c) for shares acquired on or prior to the date of this Agreement, the price paid by the Executive. The Company has no obligation to sell or to purchase from the Executive any of the Company’s stock in connection with this paragraph 2.3 and has made no representations or warranties regarding the Company’s stock, operations or financial condition.

3. Other Activities. The Executive shall not engage in any business activity that, in the judgment of the Board, conflicts with the Executive’s duties hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage. In addition, except for the activities permitted under paragraph 3.1 of this Agreement or approved by the Board in writing, the Executive will not: (a) engage in activities that require such substantial services on the part of the Executive that the Executive is unable to perform the duties assigned to the Executive in accordance with this Agreement; (b) serve as an officer or director of any publicly held entity; or (c) directly or indirectly invest in, participate in or acquire an interest in any oil and gas business, including, without limitation, businesses (i) producing oil and gas, (ii) drilling, owning or operating oil and gas leases or wells, (iii) providing services or materials to the oil and gas industry, or (iv) marketing or refining oil or gas. The limitations in this paragraph 3 will not prohibit an investment by the Executive in publicly traded securities or the maintenance of investment interests owned prior to the Effective Date. Notwithstanding the foregoing, the Executive is not restricted from maintaining or making investments, or engaging in other businesses, enterprises or civic, charitable or public service functions if such activities, investments, businesses or enterprises do not result in a violation of clauses (a) through (c) of this paragraph 3, and the Executive is permitted to participate in the activities set forth in paragraph 3.1, if such activities are undertaken in strict compliance with this Agreement.

3.1 Royalty Interests and Gifts, Outside Oil and Gas Drilling, and Certain Other Drilling Units. The foregoing restriction in clause (c) will not prohibit, in areas not being pursued by the Company: (a) the ownership of royalty interests where the Executive owns, previously owned or acquires the surface of the land covered by the royalty interest and the ownership of the royalty interest is incidental to the ownership of the surface estate, or the ownership of royalty, overriding royalty or working interests that are received by gift or inheritance subject to disclosure by the Executive to the Company in writing; (b) the Executive’s participation in outside operated oil and gas drilling; or (c) the Executive’s participation as a working interest owner in properties operated by the Company where wells are proposed in drilling units with respect to which the surface or royalty ownership rights are held by TLW Holdings, L.L.C., an Oklahoma limited liability company, 192 Investments, L.L.C., an Oklahoma limited liability company, and entities owned or controlled by the Executive.

4. Executive’s Compensation. The Company agrees to compensate the Executive as follows:

4.1 Base Salary. Effective December 26, 2011, the Executive will be paid a base salary (the “Base Salary”) at an annual rate of not less than 1,545,000 dollars, which will be paid to the Executive in accordance with the Company’s customary payroll practices during the term of this Agreement.

4.2 Bonus. The Company may periodically pay bonus compensation to the Executive in the absolute discretion of the Company and in such amounts and at such times as the Company may determine. The Executive recognizes and acknowledges that the award of bonus compensation is not guaranteed or promised in any way.

4.3 Equity Compensation. The Executive may periodically be granted awards of Company restricted stock or other forms of equity compensation under and subject to the Company’s equity compensation plans (the “Equity Compensation Plans”). The terms and provisions of the Equity Compensation Plans shall govern the award of Company restricted stock or any other form of equity compensation. Except as provided in paragraph 7, the Executive recognizes and acknowledges that the award of equity compensation is not guaranteed or promised in any way.

4.4 Benefits. The Company sponsors a number of employee benefit plans, programs and arrangements for the benefit of its employees, including retirement, medical, life and disability benefits. The Executive shall have the opportunity to participate in such plans, programs and arrangements to the same extent as other similarly-situated Company employees; however, any participation in Company employee benefit plans, programs or arrangements is subject to the terms and conditions of the particular plan, program or arrangement, including any eligibility requirements, as they may exist from time to time. The Executive recognizes and acknowledges that the Company has the right to amend, modify or terminate its employee benefit plans, programs and arrangements at any time.

4.5 Paid Time Off (“PTO”). The Executive shall be eligible for 35 days of PTO each continuous year of employment during the term of this Agreement under the Company’s PTO policy. Except as otherwise provided in this Agreement, no additional compensation will be paid for failure to take PTO, and no PTO may be carried forward from one twelve month period to another.

4.6 Membership Dues. The Company will reimburse the Executive for: (a) the monthly dues necessary to maintain a full membership in a club in the Oklahoma City area selected by the Executive; and (b) the reasonable cost of any approved business entertainment at such club. All other costs, including, without implied limitation, any initiation costs, initial membership costs, personal use and business entertainment unrelated to the Company will be the sole obligation of the Executive, and the Company will have no liability with respect to such amounts.

4.7 Travel. For safety, security and efficiency, the Executive will be required to utilize aircraft owned or leased by the Company for business and reasonable personal use in the Western Hemisphere (including North America, South America and the surrounding oceans) and will not be required to reimburse the Company for any cost related to such use. In addition, the Executive’s immediate family members may use such Company aircraft for their personal use to the same extent. The Executive will not owe any additional amounts to the Company for guests or family members traveling with the Executive, provided that the Executive will pay all personal income taxes accruing as a result of the personal use of the Company’s aircraft by the Executive, his family or guests or from other taxable travel expenses incurred in connection with the Executive’s business travel. The amount of reasonable personal, family and guest aircraft use and travel expenses shall be subject to annual review by the compensation committee of the Board.

4.8 Accounting Support. The Executive will be reasonably permitted to utilize the Company’s office space, computer facilities and personnel to provide accounting services, records maintenance, tax advice and tax return preparation for the Executive’s (and his family’s) personal business investments and activities. The Executive agrees to reimburse the Company an amount equal to 50% of the salaries and bonuses paid by the Company to employees primarily engaged in providing such support services to the Executive. Such amounts will be billed monthly on an estimated basis, reconciled at least once annually and paid by the Executive on receipt of an invoice from the Company. The cost of secretarial or general administrative support for the Executive will not be required to be reimbursed in whole or part by the Executive. The amount of reasonable use of the services available under this paragraph 4.8 shall be subject to annual review by the compensation committee of the Board

4.9 Gross-Up Payment. If it is determined that any payment or distribution by the Company or the Company’s subsidiaries or affiliates to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties related to such excise tax (collectively, the “Excise Tax”), the Executive will be entitled to receive an additional payment (a “Gross-Up Payment”) from the Company. The Gross-Up Payment will equal the amount such that, after payment by the Executive of all taxes (including the Excise Tax, income taxes, interest and penalties imposed with respect to such taxes) on the Gross-Up Payment, the Executive will retain an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Payment.

4.9.1 Determination. Subject to the provisions of paragraph 4.9.2, all determinations required to be made under this paragraph 4.9 (including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized) will be made by a nationally recognized certified public accounting firm designated by the Company (the “Accounting Firm”). The Accounting Firm will provide detailed supporting calculations both to the Company and the Executive within fifteen business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is reasonably requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting a Change in Control (as hereinafter defined), the Company will be entitled to appoint another nationally recognized accounting firm to make the determinations required under this paragraph (which accounting firm will then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm will be paid by the Company. Any Gross-Up Payment required to be paid under this paragraph 4.9 will be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm will be binding on the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm, the Gross-Up Payment made by the Company may be less than actually required to be made hereunder (an “Underpayment”). If the Company exhausts its remedies pursuant to paragraph 4.9.2 below and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm will determine the amount of the Underpayment that has occurred and any such Underpayment will be promptly (and in no event later than the date determined under Treasury Regulation section 1.409A-3(i)(1)(v)) paid by the Company to or for the benefit of the Executive. If it is established pursuant to a written opinion of independent counsel selected by the Company, that the Excise Tax is less than the amount previously taken into account hereunder, the Executive shall repay the Company, within 30 days of the Executive’s receipt of notice of such opinion, the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state, and local income tax imposed on the Gross-Up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax or a federal, state and local income tax deduction) plus any interest received by the Executive on the amount of such repayment.

4.9.2 Contest of Claims. The Executive will notify the Company in writing of any claim by the Internal Revenue Service (the “IRS”) that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification will be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and will apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive will not pay such claim prior to the expiration of the 30-day period following the date on which the Executive notifies the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such 30-day period that the Company desires to contest such claim, the Executive will: (a) provide to the Company any information reasonably requested by the Company relating to such claim; (b) take such action in connection with contesting such claim as the Company reasonably requests in writing including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company; (c) cooperate with the Company in good faith as necessary to effectively contest such claim; and (d) permit the Company to participate in any proceedings relating to such claim. The Company will bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with the contest of the claim and agrees to indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such protest (including payment of costs and expenses as provided hereunder). Without limitation on the foregoing provisions, the Company will control all proceedings related to such contested claim, may at its sole option pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may at its sole option either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner. The Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company reasonably determines. If the Company directs the Executive to pay a claim and sue for a refund, the Company will be required to advance the amount of such payment to the Executive on an interest-free basis and agrees to indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance, provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive will be entitled to settle or contest, as the case may be, any other issue raised by the IRS or any other taxing authority.

4.9.3 Refunds. If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph 4.9.2, the Executive becomes entitled to receive any refund with respect to such claim the Executive will (subject to the Company’s complying with the requirements of paragraph 4.9.2) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph 4.9.2, a determination is made that the Executive will not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

5. Term. The employment relationship evidenced by this Agreement is an “at will” employment relationship, and the Company reserves the right to terminate the Executive at any time with or without Cause (as defined below). In the absence of termination as set forth in paragraph 6 below, this Agreement will extend for a term commencing on the Effective Date and ending at the close of business on the day before the third anniversary of the Effective Date (the “Expiration Date”), as extended from time to time. Unless the Company provides 30 days prior written notice of non-extension to the Executive, on or before the Expiration Date, the term and the Expiration Date will be automatically extended for one additional year so that the remaining term on this Agreement will not be less than two (2) and not more than three (3) years.

6. Termination. This Agreement will continue in effect until the expiration of the term stated in paragraph 5 of this Agreement unless earlier terminated pursuant to this paragraph 6.

6.1 Termination by Company.

6.1.1 Termination without Cause. The Company may terminate the Executive’s employment without Cause at any time by the service of written notice of termination to the Executive specifying an effective date of such termination not sooner than ten days after the date of such notice (the “Termination Date”). If the Executive is terminated without Cause (other than a CC Termination under paragraph 6.3.2 of this Agreement or on account of the Executive’s incapacity or death under paragraphs 6.4 and 6.5 of this Agreement), the Executive will receive as termination compensation: (a) his Base Salary as in effect on the Termination Date (without regard to any reductions constituting a breach of this Agreement) for a period of thirty-six months; (b) an amount equal to three times the “Average Bonus” (defined as the average annual bonus compensation paid pursuant to paragraph 4.2 over the three years preceding the Termination Date), payable in a lump sum, in cash; and (c) any PTO accrued through his Termination Date, payable in a lump sum, in cash. The payment of the amounts set forth in foregoing clauses (b) and (c) shall be made within 60 days of the Termination Date, and the payment set forth in foregoing clause (a) shall begin within 60 days of the Termination Date and shall be made in installments consistent with the Company’s normal payroll practices, but if, on the Termination Date, the Executive is a “specified employee” as defined in regulations under Section 409A of the Code and the termination compensation is “nonqualified deferred compensation” that is subject to Section 409A, such payments will be made or will begin, as applicable, on the first payroll payment date that is more than six months following the Termination Date. The right to the termination compensation described above is subject to the Executive’s execution and nonrevocation of the Company’s Separation Agreement and General Release, substantially in the form attached to this Agreement, which will operate as a release of all legally waivable claims against the Company and its affiliates, employees and directors. The termination payment is further conditioned upon the Executive’s compliance with all of the provisions of this Agreement, including all post-employment obligations.

6.1.2 Termination for Cause. The Company may terminate the employment of the Executive hereunder at any time for Cause (as hereinafter defined) (such a termination being referred to in this Agreement as a “Termination For Cause”) by giving the Executive written notice of such termination, which shall take effect immediately upon the giving of such notice to the Executive. As used in this Agreement, “Cause” means (a) the Executive’s material breach or threatened breach of this Agreement; (b) the Executive’s failure to substantially perform the Executive’s duties hereunder; (c) the misappropriation or fraudulent conduct by the Executive with respect to the assets or operations of the Company or any of its subsidiaries or affiliated companies; (d) the Executive’s willful disregard of the instructions of the Board or the Executive’s material neglect of duties or failure to act, other than by reason of disability or death; (e) the Executive’s personal misconduct which, in the judgment of the Company, could reasonably be expected to substantially injure the Company or its reputation; or (f) the conviction of the Executive for, or a plea of guilty or no contest to, a felony or any crime involving fraud, theft, dishonesty, or moral turpitude. If the Executive’s employment is terminated for Cause, the Company will not have any obligation to provide any further payments or benefits to the Executive after the effective date of such termination other than to the extent required by law.

6.2 Termination by Executive. The Executive may voluntarily terminate his employment by the service of written notice of such termination to the Company specifying an effective date of such termination 90 days after the date of such notice, during which time the Executive may use remaining accrued PTO, or, at the Company’s option, be paid for such days. The Company may, in its sole discretion, elect to waive all or any part of the 90-day notice period with no further obligations being owed to the Executive by the Company. If the Executive terminates his employment, neither the Company nor the Executive will have any further obligations hereunder, except as provided in paragraph 16.

6.3 Termination after Change in Control. If, during the term of this Agreement, there is a “Change in Control” and within two years thereafter there is a CC Termination (as defined below), then the Executive will be entitled to a severance payment (in addition to any other rights and other amounts payable to the Executive under paragraph 6.7 or under Company plans in which the Executive is a participant) payable in a lump sum in cash in an amount equal to: (a) three times the sum of the Executive’s Base Salary as in effect on the Termination Date (or, if greater, the highest Base Salary in effect during the three year period ending on the Termination Date) and the Average Bonus; plus (b) any applicable Gross-Up Payment. Such amount shall be paid within 60 days following the CC Termination. If the foregoing amount is not paid within 60 days after the CC Termination, the unpaid amount will bear interest at the per annum rate of twelve percent beginning on the 61st day after the CC Termination. However, if, on the date of the CC Termination, the Executive is a “specified employee” as defined in regulations under Section 409A of the Code and the severance payment is “nonqualified deferred compensation” that is subject to Section 409A, the payment will be made on the first payroll payment date that is more than six months following the date of the CC Termination. If a severance payment subject to Section 409A is not paid on the first payroll payment date that is more than six months following the date of the CC Termination, the unpaid amount will bear interest at the per annum rate of twelve percent beginning on the day after the first payroll payment date that is more than six months following the date of the CC Termination. The right to the termination compensation described above is subject to the Executive’s execution and nonrevocation of the Company’s Separation Agreement and General Release, substantially in the form attached to this Agreement, which will operate as a release of all legally waivable claims against the Company and its affiliates, employees and directors. Such payment is further conditioned upon the Executive’s compliance with all of the provisions of this Agreement, including all post-employment obligations.

6.3.1 Change in Control. For the purpose of this Agreement, a “Change in Control” shall mean that any one of the following applies:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”), other than the Executive or his affiliates (the “Exempt Persons”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (i) the then-outstanding shares of the Company’s common stock (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”). For purposes of this paragraph (a) the following acquisitions by a Person will not constitute a Change in Control: (i) any acquisition directly from the Company; (ii) any acquisition by the Company; or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company.

(b) The individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board. Any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board as of the Effective Date, but any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board will not be deemed a member of the Incumbent Board as of the Effective Date.

(c) The consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless following such Business Combination: (i) the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions to one another as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) other than one or more of the Exempt Persons beneficially owns, directly or indirectly, 40% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the Board of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d) The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

6.3.2 CC Termination. The term “CC Termination” means any of the following: (a) the Executive’s employment is terminated by the Company other than under paragraph 6.1.2, 6.4 or 6.5; (b) the Executive resigns as a result of a material diminution in the Executive’s authority, duties, or responsibilities, a material reduction in the Executive’s then current Base Salary or a material reduction in the Executive’s then current benefits as provided in paragraph 4, a relocation of more than 50 miles from the Executive’s then current place of employment being required by the Board, a material breach by the Company under this Agreement, or, unless the Executive’s services to the Company are terminated for Cause as described under paragraph 6.1.2, the failure of the Executive to be elected, be reelected or serve as a director of the Company during the term of this Agreement, the removal of the Executive as a member of the Board, the failure to reelect or reappoint the Executive as Chairman of the Board and Chief Executive Officer of the Company, or the assignment of the performance of duties incumbent on the foregoing offices to other persons without the prior written consent of the Executive; or (c) the Executive resigns in connection with a Change in Control as a result of the Company’s failure to obtain the assumption of this Agreement, without limitation or reduction, by any successor to the Company or any parent corporation of the Company.

6.4 Incapacity of Executive. If the Executive suffers from a physical or mental condition that qualifies the Executive for benefits under the Company’s Long Term Disability policy (or would qualify the Executive for benefits if the Executive was covered by the Long Term Disability policy), the Executive’s employment may be terminated by the Company, in which event the Executive shall be deemed to have incurred a Termination without Cause, with the consequences and requirements described in paragraph 6.1.1 and subject to paragraph 16, except that the Executive shall not be entitled to the payment described in paragraph 6.1.1(b). Notwithstanding the foregoing, the amount payable under this paragraph 6.4 shall be reduced by any benefits payable under any disability plans provided by the Company under paragraph 4.4 of this Agreement.

6.5 Death of Executive. If the Executive dies during the term of this Agreement, the Executive shall be deemed to have incurred a Termination without Cause, with the consequences and requirements described in paragraph 6.1.1 and subject to paragraph 16, except that (a) the Base Salary payment described in paragraph 6.1.1(a) shall equal one times the Base Salary and shall be paid in a lump sum at the same time as the payment described in paragraph 6.1.1(b); (b) the payment described in paragraph 6.1.1(b) shall equal one times the Average Bonus; (c) any payments shall be made to the Executive’s estate; (d) the Company’s Separation Agreement and General Release shall be signed on the Executive’s behalf by his executor; and (e) the six-month delay that applies to payments to “specified employees” will not apply to any payments made under this Agreement following the Executive’s death. Notwithstanding the foregoing, the amount payable under this paragraph 6.5 shall be reduced by any benefits payable under any life insurance plans provided by the Company under paragraph 4.4 of this Agreement.

6.6 Effect of Termination. Subject to paragraph 16, the termination of the Executive’s employment will terminate all obligations of the Executive to render services on behalf of the Company. All keys, entry cards, credit cards, files, records, financial information, furniture, furnishings, computers, cellular phones, Blackberry devices, equipment, supplies and other items relating to the Company will remain the property of the Company. The Executive will have the right to retain and remove all personal property and effects that are owned by the Executive and located in the offices of the Company. All such personal items will be removed from such offices no later than 14 days after the effective date of termination, and the Company is hereby authorized to discard any items remaining and to reassign the Executive’s office space after such date. Prior to the effective date of termination, the Executive will cooperate with the Company to provide for the orderly separation of the Executive’s employment.

6.7 Equity Compensation Provisions. Notwithstanding any provision to the contrary in any option agreement, restricted stock agreement, plan or other agreement relating to equity based compensation, in the event of a termination under paragraph 6.1.1, 6.3, 6.4 or 6.5 of this Agreement: (a) all units, stock options, incentive stock options, performance shares, stock appreciation rights and restricted stock granted and held by the Executive immediately prior to such termination will immediately become 100% vested; and (b) the Executive’s right to exercise any previously unexercised options will not terminate until the latest date on which such option would expire but for the Executive’s termination of employment. To the extent the Company is unable to provide for one or both of the foregoing rights, the Company will provide in lieu thereof a lump-sum cash payment equal to the difference between the total value of such units, stock options, incentive stock options, performance shares, stock appreciation rights and shares of restricted stock (the “Equity Compensation Rights”) with the foregoing rights as of the date of the Executive’s termination of employment and the total value of the Equity Compensation Rights without the foregoing rights as of the date of the Executive’s termination of employment. The foregoing amounts will be determined by the Board in good faith based on a valuation performed by an independent consultant selected by the Board and the cash payment, if any, will be paid in a lump sum within 60 days of the Termination Date or, if required by Section 409A of the Code, on the first payroll payment that is more than six months following the Termination Date. The right to the foregoing termination compensation under clauses (a) and (b) above is subject to the Executive’s (or, if applicable, the executor’s) execution and nonrevocation of the Company’s Separation Agreement and General Release, substantially in the form attached to this Agreement, which will operate as a release of all legally waivable claims against the Company and its affiliates, employees and directors. Such payment is further conditioned upon the Executive’s compliance with all of the provisions of this Agreement, including all post-employment obligations.

6.8 Sole Source of Severance Benefits. This paragraph 6 is intended to be the Executive’s sole source of severance benefits from the Company. If the Executive is or becomes eligible to receive severance under another plan, program or policy with the Company or other agreement with the Company, the amount paid under paragraph 6 will be reduced by the severance amount paid under another plan, program or policy of the Company or other agreement with the Company.

7. Long-Term Retention Incentive. Because the Company recognizes that the Executive’s value to the Company and its shareholders is enhanced by a long-term retention incentive, the Executive shall be granted restricted shares of the Company’s stock throughout the term of this Agreement. These grants shall occur in January each calendar year, as determined by the compensation committee of the Board. To determine the number of shares to be awarded during the calendar year, the Company shall divide the grant date fair market value of the award, which shall be no less than 16,250,000 dollars, by the closing price of a share of the Company’s stock on the grant date. These awards shall be made under the Company’s Equity Compensation Plans, which shall govern the vesting and other terms and provisions of the awards, except that, if the Executive’s employment is terminated under circumstances that entitle him to benefits under paragraph 6.1.1 or 6.3, the Executive shall be entitled to receive cash or shares (in the Company’s discretion) equal in value to the long-term retention incentive shares that the Executive would have received under this paragraph 7 on the three grants dates following his termination date had his employment not been terminated and this Agreement remained in effect, provided that, if the Company elects to provide the termination payment in shares, the number of shares shall be determined using the closing price of a share of the Company’s stock on the Executive’s termination date. Any payment required under the preceding sentence shall be made within 60 days of the Termination Date (without any reduction to reflect the early payment), but if, on the Termination Date, the Executive is a “specified employee” as defined in regulations under Section 409A of the Code and the payment is “nonqualified deferred compensation” that is subject to Section 409A, such payment will be made on the first administratively feasible payment date that is more than six months following the Termination Date. The right to the retention payment described above is subject to the Executive’s execution and nonrevocation of the Company’s Separation Agreement and General Release, substantially in the form attached to this Agreement, which will operate as a release of all legally waivable claims against the Company and its affiliates, employees and directors. The retention payment is further conditioned upon the Executive’s compliance with all of the provisions of this Agreement, including all post-employment obligations.

8. Confidentiality. The Executive recognizes that the nature of the Executive’s services are such that the Executive will have access to information that constitutes trade secrets, is of a confidential nature, is of great value to the Company or is the foundation on which the success of the Company is predicated. The Executive agrees not to disclose to any person other than the Company’s employees or the Company’s legal counsel or other parties authorized by the Company to receive confidential information (“Confidential Information”) nor use for any purpose, other than the performance of this Agreement, any Confidential Information. Confidential Information includes data or material (regardless of form) that is: (a) a trade secret; (b) provided, disclosed or delivered to the Executive by the Company, any officer, director, employee, agent, attorney, accountant, consultant, or other person or entity employed by the Company in any capacity, any customer, borrower or business associate of the Company or any public authority having jurisdiction over the Company of any business activity conducted by the Company; or (c) produced, developed, obtained or prepared by or on behalf of the Executive or the Company (whether or not such information was developed in the performance of this Agreement) with respect to the Company or any assets, oil and gas prospects, business activities, officers, directors, employees, borrowers or customers of the foregoing. However, Confidential Information will not include any information, data or material that at the time of disclosure or use was generally available to the public other than by a breach of this Agreement, was available to the party to whom disclosed on a non-confidential basis by disclosure or access provided by the Company or a third party, or was otherwise developed or obtained independently by the person to whom disclosed without a breach of this Agreement. On request by the Company, the Company will be entitled to a copy of any Confidential Information in the possession of the Executive. The provisions of this paragraph 8 will survive the termination, expiration or cancellation of the Executive’s employment for a period of one year after the date of termination. The Executive will deliver to the Company all originals and copies of the documents or materials containing Confidential Information by the 14th day following his termination. For purposes of paragraphs 8, 9, 10, and 11 of this Agreement, the Company expressly includes any of the Company’s subsidiaries or affiliates.

9. Non-Competition. During the period of the Executive’s employment and for a period ending one year after the Executive’s termination of employment for any reason other than pursuant to paragraph 6.1.1 or 6.3, the Executive will not acquire, attempt to acquire or aid another in the acquisition or attempted acquisition of an interest in oil and gas assets, oil and gas production, oil and gas leases, minerals interests, oil and gas wells or other such oil and gas exploration, development or production activities within any spacing unit in which the Company owns an oil and gas interest on the date of termination of employment of the Executive. The Executive will not circumvent or attempt to circumvent the foregoing agreement by any future arrangement or through the actions of a third party. The foregoing will not prohibit the activities which are expressly permitted under paragraph 3 of this Agreement.

10. Non-Solicitation. The Executive agrees that during the Non-Solicitation Period (as defined below), the Executive will not directly, either personally or by or through his agent, on behalf of himself or on behalf of any other individual, association or entity, (i) use any of the Confidential Information for the purposes of calling on any established customer of the Company or soliciting or inducing any of such customers to acquire, or providing to any of such customers, any product or service provided by the Company or any affiliate or subsidiary of the Company; (ii) solicit, influence or encourage any established customer of the Company to divert or direct such customer’s business to the Executive or any person or entity by which or with which the Executive is employed, associated, affiliated or otherwise related; or (iii) solicit, divert or attempt to solicit or divert any person or entity who has been identified and contacted by the Company, either directly or through such entity’s agent(s), with respect to a possible acquisition by, or transaction with, the Company. For the purposes hereof, the term “Non-Solicitation Period” shall mean a period of six months after the Executive’s employment ceases for any reason.

11. Non-Interference. The Executive agrees that, except with respect to the Executive’s administrative staff, during the Non-Interference Period (as defined below) he will not, directly or indirectly, either personally or by or through his agent, on behalf of himself or on behalf of any other individual, association or entity, hire, solicit or seek to hire any employee of the Company or any affiliate or subsidiary of the Company, or any individual who was an employee of the Company or any affiliate or subsidiary of the Company during the twelve-month period prior to the Termination Date, or in any other manner attempt, directly or indirectly, to persuade any such employee to discontinue his status of employment with the Company or any affiliate or subsidiary of the Company or to become employed in a business or activities likely to be competitive with the business of the Company or any affiliate or subsidiary of the Company. For the purposes hereof, the term “Non-Interference Period” shall mean a period of six months after the Executive’s employment ceases for any reason.

12. Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13. Remedies. The Executive acknowledges and understands that the provisions of this Agreement are of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and that the breach or threatened breach of the provisions of this Agreement would cause the Company or any of its subsidiaries irreparable harm. In the event of a breach or threatened breach by the Executive of the provisions of this Agreement, the Company or any of its subsidiaries or affiliates shall be entitled to an injunction restraining the Executive from such breach. In addition to the foregoing and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available, if the Executive violates any provision of paragraph 8, 9, 10 or 11 hereof, any compensation or severance payments then or thereafter due from the Company to the Executive shall be terminated forthwith and the Company’s obligation to pay and the Executive’s right to receive such compensation as severance payments shall terminate and be of no further force or effect, in each case without limiting or affecting the Executive’s obligations under such paragraphs 8, 9, 10 and 11 or the Company’s or its subsidiaries’ or affiliates’ other rights and remedies available at law or equity. Nothing contained in this Agreement shall be construed as prohibiting the Company or any of its subsidiaries or affiliates from pursuing, or limiting the Company’s or any of its subsidiaries’ or affiliates’ ability to pursue, any other remedies available for any breach or threatened breach of this Agreement by the Executive.

14. Proprietary Matters.

14.1 The Executive acknowledges and agrees that the Company owns all right, title and interest (including patent rights, copyrights, trade secret rights, trademark rights and all other intellectual and industrial property rights) relating to any and all inventions (whether or not patentable), works of authorship, design, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by the Executive during the term of this Agreement which are useful in, or directly or indirectly related to, the business of the Company or any Confidential Information (collectively, the “Proprietary Rights”). The Executive further acknowledges and agrees that all such Proprietary Rights are “works made for hire” of which the Company is the author. The Executive agrees to promptly disclose and provide all Proprietary Rights to the Company; provided, in the event the Proprietary Rights shall not be deemed to constitute “works made for hire,” or in the event the Executive should, by operation of law or otherwise, be deemed to retain any rights in the Proprietary Rights, the Executive agrees to assign to the Company, without further consideration, the Executive’s entire right, title and interest in and to each and every such Proprietary Right.

14.2 The Executive hereby agrees to assist the Company in obtaining and enforcing United States and/or foreign letters patent and copyright registrations covering the Proprietary Rights and further agrees that the Executive’s obligation to assist the Company shall continue beyond the termination of the Executive’s employment hereunder. If the Company is unable because of the Executive’s mental or physical incapacity or for any other reason to secure the Executive’s signature to apply for or to pursue any application for any United States or foreign letters patent or copyright registrations covering inventions assigned to the Company, then the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney-in-fact to act for and on the Executive’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by the Executive. The Executive hereby waives and quitclaims to the Company any and all claims of any nature whatsoever which the Executive now or hereafter may have for infringement of any patent or copyright resulting from any such application for letters patent or copyright registrations assigned hereunder to the Company. The Executive will further assist the Company in every lawful way to enforce any copyrights or patents obtained, including without limitation, testifying in any suit or proceeding involving any of the copyrights or patents or executing any documents deemed necessary by the Company, all without further consideration except as contemplated by the immediately following sentence but at the expense of the Company. If the Executive is called upon to render such assistance after termination of the Executive’s employment hereunder, then the Executive shall be entitled to a fair and reasonable per diem fee (which shall not be less than the Executive’s equivalent daily Base Salary as in effect on the Termination Date) in addition to reimbursement of any expenses incurred at the request of the Company.

15. Governing Law and Venue. To the extent not preempted by federal law, and except as otherwise provided in this Agreement, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Oklahoma, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this provision to the substantive law of another jurisdiction. Each party hereby agrees that Oklahoma City, Oklahoma is the proper venue for any litigation seeking to enforce any provision of this Agreement, and each party hereby waives any right it otherwise might have to defend, oppose, or object to, on the basis of jurisdiction, venue, or forum nonconveniens, a suit filed by the other party in any federal or state court in Oklahoma City, Oklahoma to enforce any provision of this Agreement.

16. Survival. In the event of termination of employment, neither the Company nor the Executive will have any further obligations hereunder, except for any obligations that expressly survive termination of employment including paragraphs 6, 7, 8, 9, 10, 11, 12, 13, 14 and 15.

17. Miscellaneous. The parties further agree as follows:

17.1 Time. Time is of the essence of each provision of this Agreement.

17.2 Notices. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement will be in writing and will be deemed to have been given when received by personal delivery, by facsimile, by overnight courier, or by certified mail, postage and charges prepaid, directed to the following address or to such other or additional addresses as any party might designate by written notice to the other party:

To the Company:	SandRidge Energy, Inc. 123 Robert S. Kerr Ave. Oklahoma City, OK 73102 Attn: Mary L. Whitson

To the Executive:	Tom L. Ward c/o SandRidge Energy, Inc. 123 Robert S. Kerr Ave. Oklahoma City, OK 73102

17.3 Assignment. The Company may assign its rights and obligations under this Agreement to any subsidiary or affiliate, and any entity to which this Agreement is assigned shall be treated as the Company for purposes of this Agreement. The Executive may not transfer or assign this Agreement or any of his rights or interests herein, in whole or in part, to any other person or entity without the prior written consent of the Company.

17.4 Construction. If any provision of this Agreement or the application thereof to any person or circumstances is determined, to any extent, to be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which the same is held invalid or unenforceable, will not be affected thereby, and each term and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

17.5 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter herein contained, and no modification hereof will be effective unless made by a supplemental written agreement executed by all of the parties hereto.

17.6 Binding Effect and Third Party Beneficiary. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective affiliates, officers, employees, agents, successors and assigns (including, in the case of the Company or any of its subsidiaries or affiliated companies, the successor to the business of the Company as a result of the transfer of all or substantially all of the assets or capital stock of the Company or any of its subsidiaries or affiliates).

17.7 Attorneys’ Fees. If any party institutes an action, proceeding or arbitration against any other party relating to the provisions of this Agreement or any default hereunder, the Company will be responsible for paying the Company’s legal fees and expenses and the Company will be required to reimburse the Executive for reasonable expenses and legal fees incurred by the Executive in connection with the resolution of such action or proceeding, including any costs of appeal.

17.8 Supercession. This Agreement is the final, complete and exclusive expression of the agreement between the Company and the Executive and supersedes and replaces in all respects any prior oral or written employment agreements. On execution of this Agreement by the Company and the Executive, the relationship between the Company and the Executive after the Effective Date of this Agreement will be governed by the terms of this Agreement and not by any other agreements, oral or otherwise.

17.9 Non-Contravention. The Executive represents and warrants to the Company that the execution and performance of this Agreement will not violate, constitute a default under, or otherwise give rights to any third party, pursuant to the terms of any Agreement to which the Executive is a party.

17.10 Indemnity. THE EXECUTIVE AGREES TO INDEMNIFY AND HOLD HARMLESS THE COMPANY, ITS DIRECTORS, OFFICERS AND EMPLOYEES AND AGENTS (THE “INDEMNIFIED PARTIES”) AGAINST ANY LOSS, CLAIM, DAMAGE, LIABILITY OR EXPENSE, AS INCURRED, (“LOSS”) TO WHICH THE INDEMNIFIED PARTIES MAY BECOME SUBJECT OR INCUR, INSOFAR AS SUCH LOSS ARISES OUT OF OR IS BASED UPON ANY INACCURACY IN ANY REPRESENTATION OR WARRANTY GIVEN BY THE EXECUTIVE IN THIS AGREEMENT INCLUDING REPRESENTATIONS AND WARRANTIES MADE IN PARAGRAPH 17.9 AND TO REIMBURSE THE INDEMNIFIED PARTIES FOR ANY AND ALL EXPENSES (INCLUDING THE FEES AND DISBURSEMENTS OF COUNSEL CHOSEN BY THE INDEMNIFIED PARTIES) AS SUCH EXPENSES ARE REASONABLY INCURRED BY THE INDEMNIFIED PARTIES IN CONNECTION WITH INVESTIGATING, DEFENDING, SETTLING, COMPROMISING OR PAYING ANY SUCH LOSS.

17.11 Compliance with Section 409A of the Code. This Agreement is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent any benefit paid under this Agreement shall be subject to Section 409A of the Code, such benefit shall be paid in a manner that will comply with Section 409A, including any IRS guidance. Any provision of this Agreement that would cause the payment of any benefit to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A (which amendment may be retroactive to the extent permitted by the IRS guidance).

17.12 Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all taxes that the Company reasonably determines to be required to be withheld pursuant to any law, regulation, or ruling. However, it is the Executive’s obligation to pay all required taxes on any amounts paid under this Agreement, regardless of the extent to which amounts are withheld.

17.13 Nonduplication of Benefits. No provision of this Agreement shall require the Company to provide the Executive with any payment, benefit or grant that duplicates any payment, benefit or grant that the Executive is entitled to receive under another plan, program or policy with the Company or other agreement with the Company.

IN WITNESS WHEREOF, the undersigned have executed this Agreement this 20th day of December, 2011, effective the date first above written.

[SIGNATURES ON FOLLOWING PAGE]

SANDRIDGE ENERGY, INC.

By:
Mary L. Whitson, Senior Vice President – Corporate and Human Resources (the “Company”)

By:
Tom L. Ward, individually (the “Executive”)

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